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Exhibit 2.1

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL
TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH "***." AN
UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE
SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of January 10, 2003 by and among Kintera, Inc., a Delaware corporation ("Kintera"), Involve Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Kintera ("Merger Sub"), H2O Networks, Inc. d/b/a Involve, Inc., a Delaware corporation ("Involve"), and Mr. Dean Hollander, Mr. Lance Hollander and Mr. Jon Dartley (each a "Founder" and collectively, the "Founders"). Kintera, Merger Sub, Involve and the Founders are referred to collectively herein as the "Parties."

RECITALS

        A.    Involve is engaged in the business of developing web sites and/or internet based marketing strategies (the "Business").

        B.    The Boards of Directors of Involve, Kintera and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Involve and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Involve (the "Merger") and, in furtherance thereof, have approved the Merger.

        C.    Pursuant to the Merger, among other things, the outstanding shares of the capital stock of Involve ("Involve Stock") shall be converted into the right to receive the Shares (as defined in Section 1.5) upon the terms and subject to the conditions set forth herein.

        D.    Involve, Kintera and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        E.    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

AGREEMENT

        NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.    At the Effective Time (as defined in Section 2.1) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit F (the "Certificate of Merger") and the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub shall be merged with and into Involve, the separate corporate existence of Merger Sub shall cease and Involve shall continue as the surviving corporation. Involve, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        Section 1.2    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Involve and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Involve and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.3    Certificate of Incorporation; By-laws.

          (a)   At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is 'Involve Acquisition, Inc."'

          (b)   The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

        Section 1.4    Directors and Officers.    At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

        Section 1.5    Kintera Common Stock; Effect on Capital Stock.

          (a)   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Involve or the holders of any of the following securities, each share of the Involve Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into the right to receive that number of validly issued, fully paid and nonassessable shares of Kintera common stock, subject to Section 1.5(c) regarding fractional shares, Section 1.13 regarding dissenters' rights and Article VIII regarding indemnification and escrow, set forth on Schedule 1.5, with the total number of shares of Kintera common stock to which a holder of Involve Stock is entitled pursuant to this Section 1.5 also set forth on Schedule 1.5. The total number of shares of Kintera common stock to which all holders of Involve Stock are entitled pursuant to this Section 1.5, together with the total number of shares of Kintera common stock to be subject to all Substituted Options (as defined in Section 1.6 below), shall be the "Shares." The quotient of (i) the total number of Shares, divided by (ii) the aggregate of all shares of Involve Stock outstanding immediately prior to the Effective Time (with respect to any shares of outstanding Involve preferred stock, treating such shares as having converted into Involve common stock) and all shares of Involve Stock issuable under stock options outstanding immediately prior to the Effective Time, whether vested or unvested, shall be the "Exchange Ratio." After the Effective Time, any certificates representing shares of Involve Stock shall represent only the right to receive the consideration set forth on Schedule 1.5.

          (b)    Capital Stock of Merger Sub.    At the Effective Time, each share of the common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (c)    Fractional Shares.    No fraction of a share of Kintera common stock will be issued, but in lieu thereof each holder of shares of Involve common stock who would otherwise be entitled to a fraction of a share of Kintera common stock (after aggregating all fractional shares of Kintera common stock to be received by such holder) shall receive from Kintera one additional share of

  Kintera common stock in lieu of any such fractional share. The fractional share interests of each Involve stockholder shall be aggregated, so that no Involve stockholder shall receive more than one share of Kintera common stock with respect to any interest in fractional shares.

        Section 1.6    Stock Options.    Subject to the condition set forth in Section 1.6(b) below, as of the Effective Time each outstanding option held by then-current employees of Involve to purchase shares of Involve Stock pursuant to Involve's stock option plans (collectively, such plans the "Involve Option Plans," and each such option an "Involve Stock Option") shall be replaced by a new substitute option to purchase Shares (each such option to purchase Shares a "Substituted Option"), with the number of Shares subject to the Substituted Option and the exercise price thereof to be calculated as follows and set forth on Schedule 1.5:

          (a)   the number of Shares subject to each Substituted Option shall be the product (rounded down to the nearest whole share) of the number of shares of Involve Stock subject to such Involve Stock Option multiplied by the Exchange Ratio, and the exercise price per Share under the Substituted Option shall be the quotient (rounded up to the nearest $.01) of the exercise price per share of Involve Stock under Involve Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. The adjustment provided herein shall be effected in a manner consistent with Section 424(a) of the Code with respect to Involve Stock Options to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code.

          (b)   Except as mutually agreed by the holder of a Substituted Option and Kintera, each Substituted Option shall be subject to the same expiration date applicable to the relevant Involve Stock Option immediately prior to the Effective Time. Each Substituted Option shall be subject to the revised vesting provisions set forth in an Option Agreement (an "Option Agreement") in substantially the form attached hereto as Exhibit G, to be executed by Kintera and the holder of each Substituted Option, the execution of which is a condition to the substitution of a Substituted Option for any Involve Stock Option. Involve Stock Options for which a Substituted Option is not granted due to failure of the foregoing condition or Involve Stock Options owned by persons not then-current employees of Involve shall terminate as of the Effective Time, pursuant to the terms of the Involve Option Plans. Kintera shall take all corporate action necessary to reserve for issuance under its 2000 Stock Option Plan a sufficient number of Shares for delivery upon exercise of the options described above.

        Section 1.7    Surrender of Certificates.

          (a)    Kintera to Provide Stock.    At Closing, each holder of Involve Stock outstanding immediately prior to the Closing will deliver such holder's stock certificate(s) to Kintera. Conditioned upon receipt of such certificate(s), Kintera shall issue and deliver (i) certificates to each Involve stockholder evidencing the Shares issuable pursuant to Section 1.5(a) less, for each Involve stockholder, the Escrow Securities, as defined in Section 1.12, and, if applicable, any Shares subject to vesting under the Vesting Agreement and (ii) certificates representing the Escrow Securities, as defined in Section 1.12, and, if applicable, any Shares subject to vesting under the Vesting Agreement described in Section 3.2(a), to the Escrow Agent pursuant to this Agreement and the escrow agent set forth in the Vesting Agreement, respectively.

          (b)    Transfers of Ownership.    At the Effective Time, the stock transfer books of Involve shall be closed and there shall be no further registration of transfers of Involve Stock thereafter on the records of Involve. If any certificate for Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Kintera or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Kintera or any agent designated by it that such tax has been paid or is not payable.

        Section 1.8    No Further Ownership Rights in Involve Stock.    The Shares delivered upon the surrender of shares of Involve Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Involve Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Involve Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.8.

        Section 1.9    Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

        Section 1.10    Taking of Necessary Action; Further Action.    Each of Kintera, Merger Sub and Involve will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Involve and Merger Sub, the officers and directors of Involve and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        Section 1.11    Audit; Adjustment Amount.

          (a)   Following the Closing, Kintera and Merger Sub shall have the right to employ a nationally-recognized accounting firm to audit Involve's financial statements and other books and records for (i) the fiscal year ending 2003 and the fiscal years ended in 2001 and 2002 and (ii) any subsequent fiscal quarters prior to the Closing (the "Audit").

          (b)   At the Closing, Involve shall deliver to Kintera and to Merger Sub financial statements, including a balance sheet as of December 20, 2002 and a statement of operations or income statement for Involve's fiscal year 2003 through the same date (the "Closing Financial Statements"), prepared in accordance with generally accepted accounting principles ("GAAP"). If the Audit reveals or Kintera and the Securityholders' Agent (as defined in Section 8.4) otherwise agree that a downward adjustment from the *** reflected in the Closing Financial Statements is required in order for the Closing Financial Statements to be in compliance with GAAP, then the product of the absolute value of the dollar amount of the *** adjustment times a multiplication factor (the "Factor") shall be the "Adjustment Amount." If the *** adjustment is due to *** by Involve or any Founder, the Factor shall be ***; otherwise the Factor shall be ***. If there is an Adjustment Amount, the number of Shares being issued in the Merger may be adjusted pursuant to Section 8.2.

        Section 1.12    Escrow.    At the Closing, Kintera shall deposit with the escrow agent designated in the Stockholders Agreement (the "Escrow Agent"), a certificate representing 120,000 of the Shares, less fifteen percent (15%) of the Shares issuable pursuant to Substituted Options (the difference being the "Escrow Securities"). The Escrow Securities shall be deducted from the Shares to be delivered to the Involve stockholders at Closing. The Escrow Securities shall be issued in the name of each Involve stockholder in the amounts set forth on Schedule 1.5. The Escrow Securities shall be available to indemnify Merger Sub and Kintera as provided in Section 8.

        Section 1.13    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, Involve Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger (the "Dissenting Shares"), which stockholders comply with all of the relevant provisions of Delaware Law (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive the Shares, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Delaware Law. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Involve Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Shares allocated to such stockholder on Schedule 1.5 without any interest thereon. Involve shall give Kintera (i) prompt notice of any written demands for appraisal of any Involve Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by Involve relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Neither Involve nor the Surviving Corporation shall, except with the prior written consent of Kintera, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Involve Stock held by such Dissenting Stockholder shall thereupon be treated as though such Involve Stock had been converted into the right to receive the Shares allocated to such stockholder on Schedule 1.5 pursuant to Section 1.5(a).

ARTICLE II

CLOSING; ACTIONS AT CLOSING

        Section 2.1    Closing; Effective Time.    The closing of the transactions contemplated hereby (the "Closing") shall take place on the date hereof, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required certificates, with the Secretary of State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time").

        Section 2.2    Actions at the Closing.    At the Closing:

          (a)   Kintera and the Merger Sub shall deliver to Involve and the Founders the various certificates, instruments and documents referred to in Section 7.3;

          (b)   Involve and the Founders shall deliver to Kintera and the Merger Sub the various certificates, instruments and documents referred to in Section 7.2;

          (c)   Kintera shall deliver to the Escrow Agent the Escrow Securities; and

          (d)   Kintera shall deliver to the escrow agent pursuant to the Vesting Agreement certificates representing Shares subject to the Vesting Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVOLVE AND THE FOUNDERS

        In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole which is individually in excess of $***, or, in the aggregate, in excess of $***; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute a Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by Involve to meet internal projections or forecasts or earnings predictions for any period ending on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to up to $*** incurred in connection with the transactions contemplated by this Agreement (as contemplated to be paid by Kintera as set forth in Section 5.5) and up to $*** incurred in connection with the transactions contemplated by this Agreement; or (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

        In this Agreement, any reference to a Party's "knowledge," unless otherwise qualified, means the knowledge such Party would have after reasonable inquiry of the Party's directors and officers, and as to Involve, John Hartman.

        As used in this Agreement, the word "Subsidiary" means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

        Except as disclosed in a disclosure schedule, which references the specific representations and warranties as to which the exception is made (the "Disclosure Schedule"), Involve and the Founders jointly and severally represent and warrant to Kintera and Merger Sub as of the date of this Agreement as follows:

        Section 3.1    Organization, Standing and Power.    Involve is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where failure to be so qualified or in good standing would not have a Material Adverse Effect on Involve or its assets. Involve has delivered to Merger Sub true and correct copies of its charter documents (Certificate of Incorporation and By-laws), as amended to date. Involve is not in violation of any of the material provisions of its charter documents. Except as set forth on the Disclosure Schedule, Involve does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, joint venture or other business association or entity. Involve has no Subsidiaries.

        Section 3.2    Authority; Required Filings and Consents.

          (a)   Involve and each Founder have all requisite power and authority to enter into this Agreement and the Transaction Documents (as defined below) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all ancillary agreements referenced herein and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Involve, its board of directors and its stockholders. This Agreement, the Stockholders Agreement in substantially the form attached hereto as Exhibit A (the "Stockholders Agreement"), the Vesting Agreement in substantially the form attached hereto as Exhibit D (the "Vesting Agreement"), the Certificate of Merger and all ancillary agreements executed and delivered by Involve and the Founders as required by this Agreement (collectively, the "Transaction Documents") have been or will be duly executed and delivered by Involve and/or the Founders, as applicable, and constitute or will constitute the valid and binding obligations of Involve and/or the Founders, as applicable, enforceable against Involve and/or the Founders, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. The Board of Directors of Involve has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the stockholders of Involve and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Involve approve this Agreement, the Certificate of Merger and the Merger.

          (b)   The execution and delivery by Involve and the Founders of this Agreement and the other Transaction Documents to which Involve and the Founder is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the charter documents of Involve, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Involve or any Founder is a party or by which Involve, any Founder, or any of Involve's assets may be bound except where such violation, breach or right would not have a Material Adverse Effect on Involve or its assets, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Involve, any Founder, or any of Involve's assets except where such conflict or violation would not have a Material Adverse Effect on Involve or its assets.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Involve in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with any required officers' certificates; (ii) filings, if any, required under Regulation D of the Securities Act of 1933; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or would not have a Material Adverse Effect on Kintera.

        Section 3.3    Capitalization.    The authorized capital stock of Involve consists of 20,000,000 shares of common stock of Involve, of which 9,869,837 shares were issued and outstanding, and 10,000,000 shares of preferred stock, of which 4,357,143 shares are designated as Series A Preferred Stock, 1,857,143 shares outstanding, and 857,143 shares are designated as Series B Preferred Stock, no shares outstanding. All outstanding shares of Involve Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute (in each case that have not been complied with or waived), the Certificate of Incorporation or By-laws of Involve or any agreement to which Involve is a party or by which it is bound. Other than the Involve Stock described in the first sentence of this Section 3.3 above, Involve has no other classes of stock of which shares are currently outstanding. There are no options, warrants, calls, rights, commitments or agreements of any character to which Involve is a party or by which it is bound obligating Involve to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Involve capital stock (whether Involve common stock, Involve preferred stock or any other class of equity or debt security of Involve) or obligating Involve to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Schedule 3.3 of the Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of Involve common stock or Involve preferred stock between Involve and any of its stockholders. All outstanding securities issued by Involve were issued in compliance with all applicable federal and state securities laws. The capitalization of Involve, as set forth above, including the names and addresses of record on Involve's books, of each holder of any Involve security, is set forth in Schedule 3.3 to the Disclosure Schedule. Schedule 3.3 also notes, with respect to any stock options granted by Involve, whether such options were intended to qualify for treatment as incentive stock options under the Code.

        Section 3.4    Financial Statements.    Involve has delivered to Merger Sub its unaudited financial statements as of and for each of the fiscal years ended in 2001 and 2002, and its unaudited financial statements for each of the subsequent nine months ended October 31, 2002 and the Closing Financial Statements (collectively, the "Involve Financial Statements"). The Involve Financial Statements are correct in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except that they do not include notes. The Involve Financial Statements present fairly the financial position of Involve in all material respects as of the respective dates and the results of its operations and cash flows for the periods indicated, subject in the case of partial year financial statements to normal, year-end audit adjustments. Involve has maintained a standard system of accounting and internal controls established and administered in accordance with good business practices sufficient to permit the preparations of financial statements in accordance with GAAP.

        Section 3.5    Absence of Undisclosed Liabilities.    Involve does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of October 31, 2002 (the "Balance Sheet") contained in the Involve Financial Statements and (ii) liabilities specifically described in this Agreement, the Schedules hereto or the Disclosure Schedule.

        Section 3.6    Absence of Certain Changes.    Since January 31, 2002 (the "Measurement Date"), Involve has conducted its business in the ordinary course and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Involve; (ii) any acquisition, sale or transfer of any asset of Involve that would have a Material Adverse Effect other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Involve or any revaluation by Involve of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Involve or any direct or indirect redemption, purchase or other acquisition by Involve of any of its shares of capital stock; (v) any Material Contract (as such term is defined in Section 3.11) entered into by Involve, other than in the ordinary course of business and as provided to Merger Sub, or any amendment that would have a Material Adverse Effect or termination of, or default under, any Material Contract to which Involve is a party or by which it is bound; (vi) any amendment or change to the charter documents of Involve; (vii) any increase in or modification of the compensation or benefits paid, payable or to become payable by Involve to any of its directors, officers or employees; (viii) any reduction in the sales of Involve to or significant detrimental change in terms with any customer year-to-date through October 31, 2002 as compared to the same time period last year or (ix) any negotiation or agreement by Involve to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Merger Sub, Kintera and their representatives regarding the transactions contemplated by this Agreement). As of Closing, there will be no accrued but unpaid dividends on shares of Involve's capital stock.

        Section 3.7    Taxes.

          (a)   For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)   Involve and any predecessor entity (the "Predecessor") has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Involve, such predecessor entity or the operations of either and such Returns are true and correct in all respects and have been completed in all respects in accordance with applicable law. Involve has delivered to Merger Sub true and correct copies of all federal Returns filed by Involve for the fiscal years ended January 31, 2001 and 2002 and delivered all other Returns filed by Involve and its Predecessor since Involve's or the Predecessor's inception.

          (c)   Involve, as of the Closing Date, (i) will have paid all Taxes it or the Predecessor is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees and its Predecessor's employees all Taxes required to be withheld.

          (d)   There is no Tax deficiency outstanding or assessed or proposed against Involve, or its Predecessor that is not reflected as an estimated liability on the Balance Sheet or set forth on the Disclosure Schedule, nor has Involve or Predecessor executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e)   Neither Involve nor Predecessor has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise.

          (f)    Neither Involve nor Predecessor is a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

          (g)   Involve is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Involve that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Involve or Merger Sub as an expense under applicable law.

          (h)   There have been no examinations or audits of any Involve Return. Involve has delivered to Kintera accurate and complete copies of all audit reports and similar documents (to which Involve has access) relating to Involve Returns.

          (i)    No claim or legal proceeding is pending or has been threatened against or with respect to Involve in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Involve with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Involve and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Involve, except liens for current Taxes not yet due and payable. Involve has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Involve has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (j)    Involve has not, at any time, been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Return, other than a group of which Involve is or was the common parent. Involve is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Involve is not liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, no Tax liability or restriction, reduction or limitation on or of favorable Tax attributes (such as losses or credits, loss or credit carryovers, basis or deduction) will arise directly or indirectly as a result of the Merger other than pursuant to Section 382 and Section 383 of the Code. Prior to the Merger, neither Involve nor any predecessor has been subject to limitations under Sections 382 or 383 of the Code and none of the available net operating losses and carryovers set forth in the Disclosure Schedule has otherwise been restricted, reduced or limited.

        Section 3.8    Assets and Real Property.

          (a)   The assets of Involve constitute all the assets necessary or desirable to conduct Involve's business as currently conducted or as presently proposed to be conducted. Involve owns or leases all of the assets, including all tangible assets and properties, used in the conduct of the Business as currently conducted, reflected on the Balance Sheet or acquired since the date of the Balance Sheet (the "Material Assets"). The Material Assets that are tangible assets are in good operating condition and repair, except for reasonable wear and tear that does not materially affect the use of such asset. Involve has good and marketable title to all Material Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except as reflected in the Involve Financial

  Statements and except for liens for current taxes not yet due and payable. Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Assets to which Involve is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. The Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been provided to Merger Sub. Included in Schedule 3.8 is a list of all computer equipment, including software, as well as office furniture, owned by Involve.

          (b)   Involve does not own any real property. The Disclosure Schedule sets forth a true and complete list of all real property leased by Involve. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. True and correct copies all such of real property leases have been provided to Merger Sub.

        Section 3.9    Intellectual Property.

          (a)   Involve owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the Business as currently conducted, free and clear of all liens, claims or encumbrances (all of which are referred to as the "Involve Intellectual Property Rights"). The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to the interests of Involve pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants Involve such rights to such intellectual property as are used in the Business as currently conducted.

          (b)   The Involve Disclosure Schedule contains an accurate and complete description of (i) all patents, trademarks, common law trademarks, trade names, service marks and copyrights included in the Involve Intellectual Property Rights, including the jurisdictions in which each such Involve Intellectual Property Right has been issued or registered, if applicable, or in which any such application for such issuance and registration has been filed, (ii) all licenses and sublicenses, distribution agreements and other agreements to which Involve is a party and pursuant to which any person is authorized to use any Involve Intellectual Property Rights, (iii) all licenses, sublicenses and other agreements to which Involve is a party and pursuant to which Involve is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the conduct of the Business (other than licenses for off the shelf software), (iv) all joint development agreements to which Involve is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Involve has obtained funding for research and development activities.

          (c)   Involve is not and it will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Involve Intellectual Property Rights or Licensed Intellectual Property.

          (d)   Neither Involve nor the Founders (i) have received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) have any knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Involve Intellectual Property Rights or Licensed Intellectual Property.

          (e)   Involve has at all times used reasonable efforts to protect its proprietary information and to prevent such information from being released into the public domain.

          (f)    Involve has caused each person currently or formerly employed by Involve (including independent consultants and contractors, if any) to execute and deliver to Involve an employee innovations and proprietary rights assignment agreement in Involve's standard form and has provided copies of such agreements to Merger Sub. To the knowledge of Involve and the Founders, neither the execution or delivery of any such agreement by any such person, nor the carrying on of the business as currently conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

          (g)   All right, title and interest in and to the software code included in Involve's software products is owned by Involve, free and clear of all liens or ownership interests of third parties, and no one has any interest in such software code, including any security interest, license, contingent interest or otherwise.

        Section 3.10    Bank Accounts.    Schedule 3.10 of the Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Involve maintains accounts of any nature, the type of accounts maintained at each such institution, the names of all persons authorized to draw thereon or make withdrawals therefrom and the balance of each account as of the close of business two (2) business days prior to Closing.

        Section 3.11    Material Contracts.    All the Material Contracts (as defined below) to which Involve is a party are listed in Schedule 3.11 hereto. In addition, Schedule 3.11 lists all sales contracts to which Involve is a party and indicate whether such contract provides for cash receivables and/or barter. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Involve, and to Involve's and the Founders' knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii)***, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Involve nor, to Involve's and the Founders' knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Involve or, to Involve's and the Founders' knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Involve is not a party to any oral Material Contract. "Material Contract" means any contract, agreement or commitment to which Involve is a party, including, but not limited to, any leases, licenses, royalty agreements, development agreements, service agreements, distributor agreements or any other obligations (a) with expected receipts or expenditures in excess of $1,000, (b) requiring Involve to indemnify any party or person, (c) granting any exclusive rights to any party, (d) evidencing indebtedness for borrowed or loaned money of $1,000 or more, including guarantees of such indebtedness, or (e) which if breached by Involve would reasonably be expected to have a Material Adverse Effect on Involve. Involve is not a party to any agreement with any salesperson, consultant, contractor or other party obligating Involve to pay any commission or compensation to such other party after the Closing with respect to the purchases of any current or prospective customer.

        Section 3.12    Labor Difficulties.    Involve is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against Involve pending or threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or threatened against Involve. Involve is not now nor has it ever been subject to any union organizing activities or collective bargaining activities. Involve has not experienced any work stoppage or other labor difficulty.

        Section 3.13    Trade Regulation.    Involve has not (a) terminated its relationship with, (b) been terminated by or (c) refused to provide services to any customer which had theretofore paid or been obligated to pay Involve in excess of $1,000 over any consecutive twelve month period. All of the prices charged by Involve in connection with the marketing or sale of any of its services have been in compliance with all applicable laws and regulations, except for such noncompliance that would not have a Material Adverse Effect on Involve. No claims have been asserted or, to the knowledge of Involve, threatened against Involve with respect to unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the knowledge of Involve, no specific situation, set of facts, or occurrence provides any basis for any such claim, except for such claims that would not have a Material Adverse Effect on Involve or its assets.

        Section 3.14    Environmental Matters.

          (a)   None of the properties or facilities of Involve is in violation of any federal state or local law, ordinance, regulation or order relating to industrial hygiene or the environmental conditions on, under or about the properties or facilities, including, but not limited to, soil and ground water condition except where the violations would not constitute a Material Adverse Effect. During the time that Involve has owned or leased its properties and facilities, neither Involve nor, to Involve's knowledge, any third party, has released, used, generated, manufactured or stored on, under or about the properties or facilities or transported to or from the properties or facilities any hazardous materials.

          (b)   During the time that Involve has owned or leased its properties or facilities, there has been no litigation brought or threatened against Involve by, or any settlement reached by Involve with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of the properties or facilities.

        Section 3.15    Employee Benefit Plans.

          (a)   Section 3.15 of the Disclosure Schedule lists, with respect to Involve, any subsidiary of Involve and any trade or business (whether or not incorporated) which is treated as a single employer with Involve (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, termination pay, deferred compensation, sabbatical, performance awards, bonus, stock or stock-related awards, fringe benefit, cafeteria benefit, dependent care, including without limitation, each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been maintained, contributed to, or required to be contributed by Involve or any ERISA Affiliate or with respect to which Involve or any ERISA Affiliate has or may have any liability or obligation (collectively, the "Involve Employee Plans"). None of the Involve Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Involve does not have any plan or commitment to establish any new Involve Employee Plans or amend any Involve Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Involve's financial statements.

          (b)    Documents.    Involve has furnished to Kintera true and complete copies of documents relating to each Involve Employee Plan, including (without limitation) plan documents, trust documents, the most recent determination or opinion letter, group annuity contracts, plan amendments, insurance policies or contracts, individual participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, Form 5500 reports filed for the last three plan years, standard Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") forms and notices, all registration statements and prospectuses, and any material employee communications relating to any Involve Employee Plan.

          (c)    Compliance.    Each Involve Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) and Involve and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in default under or violation of and have no knowledge of any default or violation by any other party to, any of the Involve Employee Plans except as would not have a Material Adverse Effect on Involve. Any Involve Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Involve Employee Plan subject to Code Section 401(a). Involve and each of its subsidiaries have complied in all material respects with, and have no material unsatisfied obligations to any individual under, the health care continuation and notice provisions of COBRA, or any applicable state continuation coverage requirements, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act and the Cancer Rights Act of 1998. There are no suits, administrative proceedings, actions or other litigation which have been brought, or to the knowledge of Involve threatened, against or with respect to any such Involve Employee Plan, including specifically any audit or inquiry by the Internal Revenue Service or the Department of Labor. All contributions required to be made by Involve, any subsidiary or ERISA Affiliate, to any Involve Employee Plan have been made timely in accordance with applicable ERISA requirements and have either been made on or before their due dates or a reasonable amount has been paid or accrued, in accordance with Involve's ordinary business procedures for the current plan years.

          (d)    No Title IV or Multiemployer Plan.    Involve does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither Involve nor any ERISA Affiliate is a party to, has made or is required to make any contribution to, or otherwise incurred any obligation or liability (including contingent liability) under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Involve nor any ERISA Affiliate has any actual or potential withdrawal liability (including contingent liability) for any complete or partial withdrawal from any multi-employer plan.

          (e)    Effect of Transaction.    The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Involve, to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Involve pursuant to any Involve Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of

  Section 280G of the Code. Each Involve Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms without material liability to Kintera.

        Section 3.16    Compliance with Laws.    Involve has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to Involve, the ownership or operation of the Business or the Founders except as such violation would not have a Material Adverse Effect on Involve.

        Section 3.17    Employees and Consultants.    Schedule 3.17 of the Disclosure Schedule contains a list of the names of all employees, independent contractors, consultants and advisors of Involve as of the date of this Agreement and their salaries or wages, other compensation, dates of employment and positions.

        Section 3.18    Litigation.    There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or, to the knowledge of Involve or the Founders, threatened against Involve, Predecessor or Involve's properties or officers or directors (in their capacities as such), the Founders or its assets. There is no judgment, decree or order against Involve, the Predecessor, the Founders or, to the knowledge of Involve and the Founders, any of the directors or officers (in their capacities as such). All litigation to which Involve, the Predecessor, the Founders or Involve's assets is a party (or, to their knowledge, threatened to become a party) is disclosed in Schedule 3.18 of the Disclosure Schedule.

        Section 3.19    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon Involve or the Founders which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Involve or the Founders or the operation of the Business as currently conducted.

        Section 3.20    Governmental Authorization.    Involve has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the Business of Involve (collectively, the "Involve Authorizations"), and all of such Involve Authorizations are in full force and effect except where failure to obtain such Involve Authorization would not have a Material Adverse Effect on Involve.

        Section 3.21    Insurance.    Schedule 3.21 of the Disclosure Schedule contains a list and description of all insurance policies in effect which are maintained by Involve or as to which Involve is an insured party. Involve has policies of insurance and bonds of the type and amount customarily carried by persons conducting business or owning assets similar to those of Involve. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Involve is otherwise in compliance with the terms of such policies. Involve has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

        Section 3.22    Interested Party Transactions.    No officer or director of Involve has any interest in (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Involve Intellectual Property Rights, used in connection with or pertaining to the business of Involve, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of Involve's products, (iii) any entity that competes with Involve, or with which Involve is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which Involve is a party.

        Section 3.23    No Existing Discussions.    As of the date hereof, Involve is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Merger Sub and Kintera with respect to any merger, consolidation, sale of all or substantially all of its assets, or similar transactions.

        Section 3.24    Charter Documents.    Involve has furnished to Merger Sub, or its representatives, for its examination (i) copies of all proceedings, consents, actions, and meetings of the board of directors and stockholders and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Involve. Involve's corporate records, including Involve's minute book, are complete and accurate in all material respects, and the signatures of all officers and directors and other persons appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction, except where non-compliance would not have a Material Adverse Effect, individually or in the aggregate, on Involve.

        Section 3.25    Accounts Receivable; Accounts Payable.    The accounts receivable of Involve arising from the Business as set forth on the Involve Financial Statements or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are generally collectible within ninety days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Involve Financial Statements, the recorded allowance for collection losses on the Involve Financial Statements. The allowance for collection losses on the Involve Financial Statements has been determined in accordance with GAAP consistent with past practice. The accounts payable, accounts receivable and accrued expenses of Involve as of the day prior to Closing are set forth in Schedule 3.25.

        Section 3.26    No Misrepresentation.    No representation or warranty by Involve or the Founders in this Agreement, or any written statement, document, certificate or schedule furnished or to be furnished by or on behalf of Involve or Founders pursuant to this Agreement or in connection with the transactions contemplated hereby, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. Involve has delivered or made available to Merger Sub or its representatives true and complete copies of all documents which are referred to in this Article III or in the Disclosure Schedule.

        Section 3.27    Use of Third Party Information.    Involve complies with all applicable United States, and to the best of its knowledge (without duty of inquiry), foreign privacy laws and regulations regarding the collection, retention, use and disclosure of personal information, and Involve takes all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Involve by individuals. Involve has reasonable, industry standard technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure. Involve does not knowingly collect information from or target children under the age of thirteen. Involve does not sell, rent or otherwise make available to third parties any personal information submitted by individuals. Involve has the full power and authority to use and to transfer all rights Involve has in any third party's personal information in Involve's possession and/or control to Kintera and Merger Sub. Involve is not a party to any contract, nor is it subject to any other obligation that, following the Closing, would prevent Kintera and Merger Sub and/or the affiliates of Kintera from using such information in a manner consistent with applicable privacy laws, customer privacy policies and industry standards regarding the disclosure and use of information.

        Section 3.28    Employee Matters.    Involve is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except where any failure to comply would not constitute a Material Adverse Effect. There are no proceedings pending or, to Involve's or the Founders' knowledge, reasonably expected or threatened, between Involve, on the one hand, and any or all of its current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Involve's or the Founders' knowledge, reasonably expected or threatened, against Involve under any workers' compensation or long term disability plan or policy. Involve has no unsatisfied obligations that would have a Material Adverse Effect on Involve to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Involve is not a party to any collective bargaining agreement or other labor union contract, nor does Involve know of any activities or proceedings of any labor union to organize its employees. Involve has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.

        Section 3.29    Bank Accounts/Credit Cards.    Involve has removed all officers and employees of Involve as signatories to any Involve accounts and replaced them with designees of Kintera, and has terminated any credit cards for which Involve is liable, and has delivered all such credit cards to Kintera.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
KINTERA AND THE MERGER SUB

        Except as disclosed in the disclosure schedule which references the specific representations and warranties as to which the exception is made (the "Merger Sub Disclosure Schedule"), Kintera and the Merger Sub jointly and severally represent and warrant to Involve and the Founders as of the Agreement Date as follows:

        Section 4.1    Organization.

          (a)   Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Merger Sub. Merger Sub is not in violation of any material provisions of its Certificate of Incorporation, By-laws or other charter documents. Merger Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, joint venture or other business association or entity.

          (b)   Kintera is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Kintera. Kintera is not in violation of any material provisions of its Certificate of Incorporation, By-laws or other charter documents. Except as set forth on the Merger Sub's Disclosure Schedule, and except for Merger Sub, Kintera does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, joint venture or other business association or entity.

        Section 4.2    Authority; No Conflict; Required Filings and Consents.

          (a)   Merger Sub and Kintera each has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub or Kintera is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Merger Sub or Kintera. This Agreement and the other Transaction Documents to which Merger Sub or Kintera is a party have been or will be duly executed and delivered by Merger Sub or Kintera and constitute or will constitute the valid and binding obligations of Merger Sub or Kintera, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

          (b)   The execution and delivery by each of Merger Sub and Kintera of this Agreement, the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or By-laws of Merger Sub or Kintera, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Merger Sub or Kintera is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Sub or Kintera or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Merger Sub or Kintera.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub or Kintera in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with any required officers' certificates; (ii) filings, if any, required under Regulation D of the Securities Act of 1933; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or would not have a Material Adverse Effect on Merger Sub or Kintera.

        Section 4.3    Financial Statements.    Kintera has delivered to Involve and the Founders its audited financial statements for the fiscal year ended 2001, and its unaudited financial statements (balance sheet and statement of operations) as at and for the nine month period ended September 30, 2002 (collectively, the "Kintera Financial Statements"). The Kintera Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP (except that the unaudited financial statements do not have a statement of cash flows and do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Kintera Financial Statements fairly present the financial condition and operating results of Kintera as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Kintera has maintained a standard system of accounting established and administered in accordance with good business practices sufficient to permit the preparation of financial statements in accordance with GAAP.

        Section 4.4    Capitalization.    The authorized capital stock of Kintera consists of Sixty Million (60,000,000) shares of common stock, $0.001 par value, of which Twenty-five Million Two Hundred

Ninety-four Thousand Eight Hundred Thirty-one (25,294,831) shares are issued and outstanding, and Twenty Million (20,000,000) shares of preferred stock, $0.001 par value, of which (i) Three Million (3,000,000) shares are designated as Series A Preferred Stock, Three Million (3,000,000) shares outstanding, (ii) One Million Four Hundred Twenty-eight Thousand Five Hundred Seventy-one (1,428,571) shares are designated as Series B Preferred Stock, One Million Four Hundred Twenty-eight Thousand Five Hundred Seventy-one (1,428,571) shares outstanding, (iii) One Million Two Hundred Fifty Thousand (1,250,000) shares are designated as Series C Preferred Stock, One Million Two Hundred Fifty Thousand (1,250,000) shares outstanding, (iv) Four Million (4,000,000) shares are designated as Series D Preferred Stock, One Million One Hundred Fifty-six Thousand (1,156,000) shares outstanding, (v) Two Hundred Fifty Thousand (250,000) shares are designated Series E Preferred Stock, One Hundred Thousand (100,000) shares outstanding, and (vi) Two Million (2,000,000) shares are designated Series F Preferred Stock, One Million Five Hundred Thirty-six Thousand Nine Hundred Ninety-eight (1,536,998) shares outstanding. All outstanding shares of Kintera's common stock and preferred stock are duly authorized, validly issued, fully paid and nonassessable. Kintera has reserved Three Million One Hundred Twenty-eight Thousand (3,128,000) shares of common stock for issuance pursuant to its 2000 Stock Option Plan, of which Seventy-one Thousand Seven Hundred Sixty-two (71,762) shares have been issued directly or on exercise of options (and are included in the common stock outstanding number above), Two Million Five Hundred Fifty-two Thousand Sixty-nine (2,552,069) shares are subject to existing options and Five Hundred Seventy-five Thousand Nine Hundred Thirty-one (575,931) shares remain available for issuance. Kintera has reserved Ninety-six Thousand Five Hundred (96,500) shares of common stock pursuant to options granted outside the 2000 Stock Option Plan, of which no shares have been issued directly or on exercise of options. Each outstanding share of Kintera's preferred stock is convertible into one share of Kintera's common stock, subject to adjustment after the date hereof pursuant to Kintera's Certificate of Incorporation and any Certificates of Designation. Except as set forth above, there are no options, warrants, calls, rights, commitments or agreements of any character to which Kintera is a party or by which it is bound obligating Kintera to issue, deliver, sell, repurchase, redeem, or cause to be issued, delivered, sold repurchased or redeemed any shares of Kintera's capital stock. All shares of outstanding Kintera stock were issued in compliance with all applicable federal and state securities laws.

        Section 4.5    No Existing Discussions.    As of the date hereof, Kintera is not engaged, directly or indirectly, in any discussions or negotiations with any party with respect to any merger, consolidation or similar transaction that would result in a Change of Control of Kintera. A "Change of Control of Kintera" shall mean (i) a merger, reorganization or consolidation in which Kintera is a constituent corporation, the sale or exchange by the stockholders of Kintera of all or substantially all of the stock of Kintera, or the sale, exchange or transfer of all or substantially all of Kintera's assets, in any event if the stockholders of Kintera immediately prior to such merger, reorganization, consolidation, sale or exchange do not obtain or retain, directly or indirectly, immediately after the transaction, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity; or (ii) a liquidation or dissolution of Kintera.

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.1    Employees.    Involve and the Founders will use reasonable commercial efforts in consultation with Kintera to cause those current employees of Involve listed on Schedule 5.1 (the "Employees") to accept employment with Kintera beginning immediately following the Closing. Involve shall use its reasonable efforts to cause the Employees to execute and deliver to Kintera an Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form provided by Kintera and attached hereto as Exhibit C.

        Section 5.2    Consents.    Involve and the Founders shall use all commercially reasonable efforts to obtain all necessary lien releases, consents, waivers and approvals under its agreements, contracts, licenses or leases as may be necessary or advisable to consummate the transactions contemplated by this Agreement.

        Section 5.3    Brokers or Finders.    Each of Kintera, Merger Sub, Involve and the Founders represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of Kintera, Merger Sub, Involve and the Founders agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

        Section 5.4    Additional Agreements; Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party and providing any information reasonably required by the other party. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Merger Sub with full title to all of the assets, the Founders shall take all such necessary action.

        Section 5.5    Expenses.    Parties *** Transaction Documents *** ("Expenses"). *** Merger Sub *** Involve's *** Founders *** Merger Sub *** Founders *** Merger Sub. *** Expenses *** Seller *** Founders *** Founders *** Seller.

ARTICLE VI

POST-CLOSING COVENANTS

        Section 6.1    Employee Benefits.    All employees of Involve who are employed by Kintera on or after the Closing Date shall be new at-will employees of Kintera and any prior employment by Involve of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Merger Sub may make available to its employees.

        Section 6.2    Non-Competition.    Involve and each of the Founders agree that until the date which is the later of *** of the Closing or *** of the termination of such Founder's employment (the "Covenant Period"), none of Involve nor any of the Founders will either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee: (i) work for, provide services to or assist in any manner, a "competitor" ***, "competitor" being defined to include any *** Merger Sub, Kintera or Involve's *** (collectively the "Restricted Business"); or (ii) make or hold any investment in any Restricted Business ***, whether such investment be by way of loan, purchase of stock or otherwise, other than (a) any investment in a publicly traded company that constitutes less than 1% ownership of such company, the name of which does not appear on Kintera's company-wide prohibited investment list, and (b) any indirect investment in a Restricted Business through a mutual fund the primary purpose of which is not investment in Restricted Businesses.

        Section 6.3    Non-Solicitation.

          (a)    Nonsolicitation of Customers or Prospects.    Involve and each of the Founders agree that for the Covenant Period, none of Involve nor any of the Founders will either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Kintera's or Merger Sub's relationship with any of its customers or customer prospects (including the former customers or customer prospects of Involve) by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Kintera or Merger Sub.

          (b)    Nonsolicitation of Kintera's Employees.    Involve and each of the Founders agree that for the Covenant Period, none of Involve nor any of the Founders will, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Kintera's or Merger Sub's business by soliciting, encouraging or attempting to hire any of Kintera's or Merger Sub's then-current employees, persons employed by Involve or Kintera within the prior six months or persons having an active application for employment on file with Kintera, or causing others to solicit or encourage any of Kintera's or Merger Sub's then-current employees, former employees of Involve or persons having an active application for employment on file with Kintera to discontinue their employment or terminate their application with Kintera or Merger Sub.

        Section 6.4    Tax Returns.    Kintera shall prepare or cause to be prepared and file or cause to be filed all Returns for Involve for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date. Kintera, Involve and the Founders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 6.4 and in connection with any audit, litigation or other proceeding with respect to taxes.

ARTICLE VII

CONDITIONS TO THE CLOSING

        Section 7.1    Conditions to Each Party's Obligations.    The respective obligations of each Party to this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a)   All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Kintera, Merger Sub or (including after the Effective Time) Involve or a material adverse effect on the likelihood of the prompt consummation of the transactions contemplated hereby shall have been filed, occurred and been obtained.

          (b)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting

  Merger Sub's or Kintera's conduct or operation of the Business after the transactions contemplated hereby shall have been consummated, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal; provided, however, that either Party may delay the Closing for up to 30 days to eliminate any restrictions to the Closing created by this condition.

        Section 7.2    Additional Conditions to Obligations of Kintera and Merger Sub.    The obligations of Kintera and Merger Sub to effect the transactions contemplated hereby are subject to the reasonable satisfaction of each of the following conditions, any of which may be waived, in writing, by Merger Sub or Kintera:

          (a)   The representations and warranties of Involve and the Founders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent that such representations speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and Kintera and Merger Sub shall have received a certificate to such effect, with respect to the representations and warranties set forth in Article III, signed on behalf of Involve by an officer of Involve authorized to execute agreements on Involve's behalf, as well as a like certificate signed by the Founders;

          (b)   Involve and the Founders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Kintera and Merger Sub shall have received a certificate to such effect signed on behalf of Involve by an officer of Involve, as well as a like certificate signed by the Founders;

          (c)   Kintera and Merger Sub shall have received from Involve written evidence that the execution, delivery and performance of Involve's obligations under the Transaction Documents have been duly and validly approved and authorized by (i) the Board of Directors, and (ii) stockholders holding not less than ninety-five percent (95%) of the outstanding shares of Involve Stock (with respect to any shares of outstanding Involve preferred stock, treating such shares as having converted into Involve common stock). Kintera and Merger Sub *** Involve ***. "Written evidence" shall include copies of applicable resolutions of Involve's Board of Directors and stockholders;

          (d)   Each of *** shall have executed and delivered an Offer Letter in substantially the form attached hereto as Exhibit B, and *** shall have executed and delivered a non-competition and non-solicitation agreement agreeing to substantially the same provisions as the Founders and Involve set forth in Sections 6.2 and 6.3 of this Agreement;

          (e)   Involve stockholders holding at least 95% of the outstanding Involve Stock (with respect to any shares of outstanding Involve preferred stock, treating such shares as having converted into Involve common stock) shall have executed and delivered the Stockholders Agreement;

          (f)    Kintera and Merger Sub shall have received from Involve such other documents as their counsel shall have reasonably requested, in form and substance reasonably satisfactory to such counsel;

          (g)   Involve shall have delivered to Kintera and Merger Sub the written consents of all third parties required to complete the Merger;

          (h)   Kintera and Merger Sub shall have completed its due diligence investigation of Involve and the Business and shall be satisfied with the results thereof in its sole discretion;

          (i)    Each of the Founders, *** shall have executed and delivered to Kintera and to Merger Sub a form of Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form attached hereto as Exhibit C;

          (j)    Each of the Founders shall have executed a release, in a form reasonably satisfactory to Kintera, releasing Kintera and Merger Sub from all claims against Involve or the Surviving Corporation;

          (k)   Kintera and Merger Sub shall have received evidence that the Founders have accepted, in lieu of compensation due to the same for deferred wages, shares of Involve common stock on terms and conditions satisfactory to Kintera and Merger Sub, which shares are outstanding as of the date of this Agreement and are included in the calculating of the number of shares set forth in Section 1.5(a);

          (l)    Each of the Founders *** shall have entered into the Vesting Agreement;

          (m)  All outstanding warrants or rights of any kind to purchase any securities of Involve (except Substituted Options) shall have been exercised, cancelled or terminated, and the exercises within the ten days prior to Closing of options previously outstanding under Involve Option Plans shall have yielded at least $15,000 in proceeds to Involve and Kintera and Merger Sub shall have received satisfactory evidence of all of the foregoing;

          (n)   ***;

          (o)   *** Founders *** Kintera;

          (p)   Involve shall have received *** of any and all claims against Involve in a form satisfactory to Kintera and Merger Sub;

          (q)   Involve employees holding Involve Stock Options to purchase ninety-five percent (95%) of all Involve Stock subject to all Involve Stock Options held by then current Involve employees shall have executed and delivered an Option Agreement;

          (r)   Kintera shall have received stock certificates representing all outstanding shares of Involve Stock; and

          (s)   Involve shall have terminated its 401(k) plan, unless Kintera, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing Involve with written notice of such election. Unless Kintera provides such notice to Involve, Kintera shall have received from Involve evidence that Involve's 401(k) plan has been terminated pursuant to resolutions of Involve's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Kintera) effective as of immediately prior to the Effective Time.

        Section 7.3    Additional Conditions to Obligations of Involve.    The obligations of Involve to close the transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Involve:

          (a)   The representations and warranties of each of Kintera and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and Involve shall have received a certificate to such effect signed on behalf of Kintera and Merger Sub by an officer of each of Kintera and Merger Sub authorized to execute agreements on Kintera's or Merger Sub's behalf;

          (b)   Kintera and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Involve shall have received a certificate to such effect signed on behalf of Merger Sub and Kintera by an officer of Merger Sub and Kintera;

          (c)   Kintera shall have executed and delivered the Stockholders Agreement;

          (d)   Involve shall have received from Merger Sub written evidence that the execution, delivery and performance of Merger Sub's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of Merger Sub and the Board of Directors of Kintera;

          (e)   Kintera shall have executed and delivered a Vesting Agreement to each Founder ***, and ***, to each Founder;

          (f)    Kintera shall have delivered the Offer Letters to ***;

          (g)   Kintera shall have delivered an Option Agreement to each holder of a substituted Option; and

          (h)   Kintera shall have delivered a photocopy of the certificates representing the Escrow Securities, a photocopy of the certificates being delivered into escrow pursuant to the Vesting Agreement and certificates representing the balance of the Shares.

ARTICLE VIII

ESCROW AND INDEMNIFICATION

        Section 8.1    Survival of Representations and Warranties.    If the Closing occurs, all of the representations and warranties contained in Articles III and IV of this Agreement shall survive until *** from the Closing Date, at which time liability therefor shall cease, except as provided in the last sentence of this Section 8.1. Notwithstanding the foregoing, the representations and warranties contained in Sections *** shall survive indefinitely and the representations and warranties in Section *** shall survive until the lapsing of the appropriate statute of limitations, at which time liability therefor shall cease. The termination of any representation and warranty shall not affect any claim for breaches of representation or warranties (and the breaching Party shall continue to be liable therefor) if written notice thereof is given to the breaching Party or Parties on or prior to such termination date.

        Section 8.2    Indemnification.    Subject to the terms and conditions contained herein, Involve's stockholders and holders of Substituted Options (the "Indemnifying Parties") shall jointly and severally indemnify, defend and hold harmless Merger Sub and Kintera, their officers, directors, employees and attorneys, all Subsidiaries and affiliates of Merger Sub, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Purchaser Group") from, against, for and in respect of those losses, damages, costs and expenses (including legal fees and expenses) that any member of the Purchaser Group may sustain or incur to the extent caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Involve or the Founders in this Agreement (together with any Adjustment Amount, "Losses") and that are subject to reimbursement as provided in this Section 8.2 ("Reimbursable Losses"). Reimbursable Losses shall comprise *** Losses. Subject to compliance with this Section 8, the indemnification obligations of the Indemnifying Parties may be satisfied ***. Kintera of Escrow Securities *** Substituted Options *** Stated Price *** Escrow Securities and Shares underlying Substituted Options *** Reimbursable Losses *** Escrow Securities *** Shares issuable upon exercise of Substituted Options *** Escrow Securities *** Escrow Agent *** Kintera, *** Shares

*** Substituted Options *** Shares *** Stated Price *** Reimbursable Losses *** Shares and Shares issuable upon exercise of Substituted Options ***. *** Kintera *** Reimbursable Losses *** Kintera and Merger Sub *** Reimbursable Losses, *** Reimbursable Losses. ***. "Stated Price" shall mean *** per share (subject to adjustment to reflect stock splits, combinations and other similar events affecting the shares of Kintera common stock), which *** Kintera ***. The obligations of the Indemnifying Parties in this Section 8 represent the Indemnifying Parties' *** and the Purchaser Group's *** for any inaccuracy in or breach of any of the representations, warranties or covenants made by Involve or the Founders in this Agreement, as well as any Adjustment Amount.

        Section 8.3    Escrow Fund.

          (a)   At the Closing, the Escrow Securities shall be issued in the name of each Involve stockholder, as set forth on Schedule 1.5, and be deposited with the Escrow Agent. The Escrow Securities shall constitute the "Escrow Fund" and shall be governed by the terms set forth herein and in the Stockholders Agreement. The first fifteen percent (15%) of any Shares issued upon exercise of Substituted Options by any holder thereof while the Escrow Fund is in existence shall also be added to the Escrow Fund and shall be subject to the terms of this Agreement and the Stockholders Agreement. The Escrow Fund shall be available to compensate Merger Sub or Kintera pursuant to the indemnification obligations of the Indemnifying Parties pursuant to Section 8.2. In the event Kintera issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Involve stockholders and held by the Escrow Agent for the benefit of the Involve stockholders and delivered to the Escrow Agent in the same manner as the Escrow Securities delivered at the Closing.

          (b)   Except for dividends paid in stock declared with respect to the Escrow Securities ("Additional Escrow Shares"), which shall be treated as Escrow Securities, any cash dividends will be delivered to the Involve stockholders. The Involve stockholders will have voting rights for the Escrow Securities deposited in the Escrow Fund so long as such Escrow Securities are held in Escrow. Shares purchasable upon exercise of Substituted Options as a result of dividends paid in stock shall also be subject to cancellation in satisfaction of the indemnification obligation of the holders thereof.

        Section 8.4    Indemnification Period.    The indemnification period shall terminate *** from the Closing Date (the "Termination Date"); provided, however, that if any of the Escrow Securities, Shares or Shares subject to Substituted Options subject to cancellation as set forth in this Section 8 are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to Dean Hollander as agent for the Indemnifying Parties (the "Securityholders' Agent") prior to the Termination Date with respect to facts and circumstances existing prior to the Termination Date, such Escrow Securities, Shares or Shares subject to Substituted Options shall remain subject to this Section 8 until the resolution of such claims.

        Section 8.5    Disposition of Shares of Kintera Common Stock.    So long as the Shares or Substituted Options remain subject to this Section 8, none of such Shares or Substituted Options shall be sold, transferred, encumbered, pledged, assigned or otherwise disposed of (a "Disposition") unless the recipient or beneficiary of such Disposition acknowledges and agrees in writing (in form and substance reasonably acceptable to Kintera) that the Shares or Substituted Options remain subject to Kintera's rights set forth in this Section 8, and that such recipient or beneficiary will not further dispose of such Shares or Substituted Option in any Disposition without first complying with this Section 8.5, as if such recipient or beneficiary were a party to this Agreement for purposes of this Section 8.

        Section 8.6    Claims for Indemnification.    If Kintera or the Merger Sub becomes aware of any Losses for which Kintera or the Merger Sub will seek indemnification, Kintera or the Merger Sub shall deliver to the Escrow Agent, with a copy to the Securityholders' Agent, on or before the Termination Date, a certificate signed by any officer of Kintera or the Merger Sub (an "Officer's Certificate")

stating that with respect to the indemnification obligations set forth in Section 8.2, Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, properly accrued or arose, the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related and an estimate of attorney's fees and expenses necessary to conclude the matter. If the Securityholders' Agent does not object to such claims within twenty (20) days of the delivery of the Officer's Certificate to the Securityholders' Agent, Kintera shall be entitled to receive from the Escrow Agent shares of Escrow Securities, and shall be entitled to cancel Substituted Options for Shares, each on a pro rata basis as among all holders of Shares and Substituted Options, with all such Shares to be received from Escrow or subject to canceled Substituted Options having an aggregate Stated Price equal to the Reimbursable Losses, and in such event the Escrow Agent shall deliver to Kintera the foregoing number of Escrow Securities. If the Securityholders' Agent has not objected to such claims, and the Reimbursable Losses exceed the aggregate Stated Price of the remaining Escrow Securities, then Kintera shall be entitled, upon delivery of a written notice of cancellation (the "Cancellation Notice") to the Securityholders' Agent, to (i) (a) receive from the Escrow Agent all remaining shares of Escrow Securities and (b) cancel Substituted Options to purchase Shares in the same proportion for all holders of Shares and Substituted Options as the remaining Escrow Securities bears to all Shares, including Shares subject to Substituted Options (as adjusted for stock splits, dividends, recombinations and the like), then (ii) cancel remaining Shares and Substituted Options to purchase Shares on a pro rata basis among all holders of Shares or Substituted Options, with all such Shares to be received from Escrow, subject to canceled Substituted Options and canceled Shares pursuant to (i) and (ii) above having an aggregate Stated Price equal to the Reimbursable Losses, and in such event the Escrow Agent shall deliver to Kintera the remaining Escrow Securities. Kintera shall notify each of the Indemnifying Parties of the number of Shares that are subject to cancellation, the number of Shares subject to return to Kintera and the number of Shares subject to canceled Substituted Options. At such time, the stockholders and holders of Substituted Options shall promptly surrender any stock certificate(s) evidencing Shares cancelled pursuant to this Section 8 and any agreements representing cancelled Substituted Options, provided that surrender of such certificate(s) or agreements representing Substituted Options shall not be a condition to the cancellation of such Shares or Substituted Options and such Shares and Substituted Options shall be deemed cancelled when the Cancellation Notice is given by Kintera pursuant to this Section 8.6.

        Section 8.7    Challenge of Third Party Claims.    The Securityholders' Agent may elect to participate with Kintera to challenge any claims that are asserted by a third party for which Kintera has delivered an Officer's Certificate to the Escrow Agent (with a copy to the Securityholders' Agent). The Indemnifying Parties shall be liable for all costs incurred by the Securityholders' Agent in connection with any such challenge. In addition, the Indemnifying Parties must use counsel reasonably acceptable to Kintera. If the Securityholders' Agent elects to participate, the Securityholders' Agent must deliver a notice to Kintera within ten (10) days of the receipt of the Officers' Certificate. The Securityholders' Agent shall not, without Kintera's written consent, settle or compromise any third party claims or consent to entry of any judgment. Kintera shall consult with the Securityholders' Agent with respect to any claims asserted by a third party, and will inform the Securityholders' Agent of all material developments with respect to such claims, but Kintera shall have the right in its sole discretion to settle any claim. In the event Kintera desires to settle a claim with a third party by issuance of Kintera capital stock to such party, Kintera shall provide the Securityholders' Agent thirty days to negotiate a settlement in which such third party claim would be paid in cash, and not Shares, directly by the Founders.

        Section 8.8    Objections to Claims.    The Securityholders' Agent may object to the claim on the Officer's Certificate by delivery to Kintera (with a copy to the Escrow Agent) of such objection in writing within twenty (20) days of the delivery of the Officer's Certificate to the Securityholders' Agent. In case the Securityholders' Agent shall so object in writing to any claim or claims by Kintera or

Merger Sub made in any Officer's Certificate, Kintera or Merger Sub shall have thirty (30) days to respond in a written statement to the objection of the Securityholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Securityholders' Agent and Kintera or Merger Sub shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholders' Agent and Kintera or Merger Sub should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and the distribution or cancellation, if any, of Escrow Securities, Shares or Substituted Options shall be made in connection therewith in accordance with Sections 8.2 and 8.6.

        Section 8.9    Resolution of Conflicts and Arbitration.    If no agreement can be reached after good faith negotiation between the parties pursuant to Section 8.8, either Kintera or the Merger Sub or the Securityholders' Agent may, by written notice to the other, demand binding arbitration of the matter unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Any conflicts arbitrated pursuant to this Section 8.9 shall be arbitrated in accordance with the provisions of Section 10.1 of this Agreement.

        Section 8.10    Maximum Payments.    The maximum aggregate number of Shares that the Purchaser Group may recover from the Indemnifying Parties shall be equal to *** of the Shares allocated to such Indemnifying Party hereunder, whether Escrow Securities, Shares or Shares subject to Substituted Options.

ARTICLE IX

AMENDMENT AND WAIVER

        Section 9.1    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of Kintera, Merger Sub, the Securityholders' Agent and any Founder the rights or obligations of whom under this Agreement are materially adversely affected in a manner disproportionate to such Founder's interest in the Shares.

        Section 9.2    Extension; Waiver.    At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered by the other parties pursuant hereto and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1    Arbitration.    If a dispute arises between the parties relating to the interpretation or performance of this Agreement, including the resolutions of claims provided for in Section 8.9, and with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a panel of three arbitrators with such arbitration to be held in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All arbitrators must be knowledgeable in the subject matter at issue in the dispute. The arbitrators shall make their decision in accordance with the terms of this Agreement and applicable law. Each party shall initially bear its own costs and legal fees associated with such arbitration and Kintera and the Involve stockholders shall initially split the cost of the arbitrators, but the prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrators shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason. The arbitrators shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages or award any damages.

        Section 10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Merger Sub, to:

      Kintera, Inc.
      9605 Scranton Rd., Suite 240
      San Diego, CA 92121
      Attention: Harry Gruber, Chief Executive Officer
      Fax: (858) 795-3010
      Tel: (858) 795-3000

      with a copy to:

      Gray Cary Ware & Freidenrich LLP
      4365 Executive Drive, Ste. 1100
      San Diego, CA 92121
      Attention: Rebecca K. Schmitt, Esq.
      Fax: (858) 677-1477
      Tel: (858) 677-1446

          (b)   if to Involve, to

      Involve, Inc.
      Attention: President
      535 8th Avenue, 8th Floor
      New York, NY 10018
      Fax: (212) 760-0311
      Tel: (212) 760-0646

      with a copy to:

      Cooley Godward LLP
      One Maritime Plaza
      Suite 2000
      San Francisco, CA 94111
      Attention: Craig D. Jacoby, Esq.
      Fax: (415) 951-3699
      Tel: (415) 693-2147

          (c)   If to a Founder, to:

      Mr. Dean Hollander
      5663 Ruthwood Drive
      Calabasas, CA 91302

      Mr. Lance Hollander
      145 E 22
      New York, NY 10010

      Mr. Jon Dartley
      32 Gramercy Park South
      Apt. 10D
      New York, NY 10003

          (d)   If to Securityholders' Agent, to:

      Dean Hollander
      5663 Ruthwood Drive
      Calabasas, CA 91302

      with a copy to:

      Cooley Godward LLP
      One Maritime Plaza
      Suite 2000
      San Francisco, CA 94111
      Attention: Craig D. Jacoby, Esq.
      Fax: (415) 951-3699
      Tel: (415) 693-2147

        Section 10.3    Interpretation.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been provided if requested by the Party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been drafted by legal counsel representing Merger Sub, but all Parties have participated in the negotiation of its terms. Each Party acknowledges that it has had an opportunity to review and revise this Agreement, and have it reviewed by legal counsel, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        Section 10.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature.

        Section 10.5    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 10.6    Entire Agreement.    This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) and the other Transaction Documents constitute the entire agreement among the Parties concerning the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Mutual Nondisclosure Agreement, by and between Kintera and Involve, dated                         , 2002.

        Section 10.7    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

        Section 10.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party; provided however, Kintera and Merger Sub shall not be required to obtain the consent of the other Parties for any assignment in connection with (a) any merger or consolidation or other reorganization of Merger Sub or Kintera with or into another entity or (b) the sale of substantially all of the assets of Kintera or Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 10.9    Third Party Beneficiaries.    Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

        IN WITNESS WHEREOF, Kintera, Merger Sub, Involve and the Founders have caused this Agreement to be signed by them or their duly authorized representatives.

KINTERA
Kintera, Inc.
By:

Its:

Title:

MERGER SUB
Involve Acquisition Corporation
By:

Its:

Title:

INVOLVE
H2O Networks, Inc.
By:

Its:

Title:

FOUNDERS
Dean Hollander

Lance Hollander

Jon Dartley

EXHIBITS:(1)

Exhibit A:	Stockholders Agreement
Exhibit B:	Offer Letters
Exhibit C:	Form of Employee Innovations and Proprietary Rights Assignment Agreement
Exhibit D:	Vesting Agreement
Exhibit E:	Form of Employment Agreement
Exhibit F:	Certificate of Merger
Exhibit G:	Option Agreement
SCHEDULES:
Schedule 1.5	Distribution of Shares, Substituted Options and Escrowed Securities
Disclosure Schedule to include:
Schedule 3.3	Outstanding Securities of Involve
Schedule 3.8	Computer Equipment, Software and Office Furniture
Schedule 3.10	Bank Accounts of Involve
Schedule 3.11	Material Contracts of Involve
Schedule 3.17	Employees and Consultants of Involve
Schedule 3.18	Involve's Litigation
Schedule 3.21	Involve's Insurance
Schedule 3.25	Accounts Payable at Closing
Schedule 5.1	Employees

(1)
Upon request by the Securities Exchange Commission, the Company will supplementally furnish a copy of any omitted schedule or exhibit from this agreement.

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
ARTICLE I THE MERGER
ARTICLE II CLOSING; ACTIONS AT CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF INVOLVE AND THE FOUNDERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF KINTERA AND THE MERGER SUB
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI POST-CLOSING COVENANTS
ARTICLE VII CONDITIONS TO THE CLOSING
ARTICLE VIII ESCROW AND INDEMNIFICATION
ARTICLE IX AMENDMENT AND WAIVER
ARTICLE X GENERAL PROVISIONS